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Exhibit 10.47

SEVENTH AMENDMENT TO REDEVELOPMENT AGREEMENT

THIS SEVENTH AMENDMENT TO THE REDEVELOPMENT AGREEMENT (“Seventh Amendment”) is made and entered into effective this 11th day of December, 2012, by and between LAND CLEARANCE FOR REDEVELOPMENT AUTHORITY OF THE CITY OF ST. LOUIS (“LCRA”), a public body corporate and politic established pursuant to the Land Clearance for Redevelopment Authority Law of the State of Missouri and PINNACLE ENTERTAINMENT, INC. (“Redeveloper”).

RECITALS

A. On April 22, 2004, LCRA and Redeveloper entered into that certain Redevelopment Agreement which governs among other things the development of certain real property described in the Redevelopment Agreement in the City of St. Louis, Missouri, which agreement has been amended six (6) times (collectively, the “Redevelopment Agreement”).

B. Pursuant to the Redevelopment Agreement, one of the Redeveloper’s obligations was to make a capital investment of Fifty Million Dollars ($50,000,000) in certain projects described in the Redevelopment Agreement within an area designated in the Redevelopment Agreement.

C. Redeveloper and LCRA have previously agreed on, and Redeveloper has made, certain capital investments for which Redeveloper has received credit under the Redevelopment Agreement (the “Prior Capital Investments”).

D. LCRA and Redeveloper desire to provide for the investment by Redeveloper in certain other projects described herein in full satisfaction of its remaining capital investment requirement and to amend the Redevelopment Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, the LCRA and Redeveloper agree as follows:

1. The Redevelopment Agreement is amended as follows:

A. The following new Subsection 3.12.5 is hereby added immediately following Subsection 3.12.4.

Notwithstanding anything in this Section 3.12 herein to the contrary, in full and complete satisfaction of its remaining capital investment obligation under Section 3.12.1, Redeveloper agrees to take the following actions:

(a) Make a contribution in the total amount of Six Million Dollars ($6,000,000), with Four Million Dollars ($4,000,000) payable on or before December 31, 2012, to the National Blues Museum, a Missouri public benefit corporation, for the purpose of the redevelopment of the Museum’s historic building on Washington Avenue, in the City of St. Louis; subject to the Redeveloper’s receipt of state tax credits equal to a value of Two Million Dollars ($2,000,000).

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(b) Make a contribution in the total amount of Five Million Dollars ($5,000,000) in three annual installments, the first two installments of which shall be One Million Six Hundred Sixty-Six and 67/100 ($1,666,666.67) and the remaining installment which shall be One Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six and 66/100 Dollars ($1,666,666.66) each on or before December 31st of each year, commencing December 31, 2012 to the CityArchRiver 2015 Foundation.

(c) Contribute or cause to be contributed to the Great Rivers Greenway title to the property known as the Cherrick Property, located at 901 N. Wharf Street (Parcel No.0017-00-00800) and 1005 N. Wharf Street (Parcel No. 0018-00-00870), subject to Great Rivers Greenway’s agreement with the Riverside Community Improvement District to participate therein reasonably satisfactory to the Riverside Community Improvement District provided however that the deed for such property shall include a restriction that runs with the land allowing the property to be used solely for park and recreational activities related to the Great Rivers Greenway bike trail.

(d) Contribute or otherwise raise the funds through other resources, the amount of One Hundred Thousand Dollars ($100,000) a year beginning for a period of five (5) years, commencing December 31, 2012 to the Metropolitan St. Louis Police for police “hot spotting” in and around and for the benefit of the Redevelopment Area.

B. The text in Section 3.12.2 is deleted and the following inserted in lieu thereof: “Intentionally Deleted.”

C. The “Essential Elements” referenced in the Redevelopment Agreement and set forth in Exhibit B are hereby amended to change the number of slots and tables from 2,000 slots and 40 tables to 1,500 slots and 60 tables.

2. As of the date of this Amendment, notwithstanding anything in the Redevelopment Agreement to the contrary, LCRA agrees (i) that Redeveloper has satisfied in full the capital investment requirement of Fifty Million Dollars ($50,000,000) under Section 3.12.1 of the Redevelopment Agreement and on Exhibit B to the Redevelopment Agreement, (ii) the transactions contemplated in this Seventh Amendment shall be deemed to have occurred within sixty (60) months of the date of opening of the hotel and casino, and (iii) the Redeveloper does not owe the City any Additional City Services Fees. Redeveloper agrees that the Credit (as defined in the Fifth Amendment to Redevelopment Agreement dated February 23, 2011 between LCRA and Redeveloper) shall no longer apply.

3. LCRA and Redeveloper shall make a joint press release in a form mutually agreeable to them with respect to the contents of this Seventh Amendment.

4. Except as modified and amended by this Amendment, the Redevelopment Agreement shall remain in full force and effect in accordance with the respective terms thereof. Unless the context otherwise indicates, all other terms and conditions of the Redevelopment Agreement which are the same as or directly related to the revised terms and conditions set out in this Amendment are similarly modified to be consistent with this Amendment. The provisions of this Amendment shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Redevelopment Agreement.

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5. This Seventh Amendment may be executed in counterparts.

IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the date first written above.

LAND CLEARANCE FOR REDEVELOPMENT AUTHORITY

By:	/s/ Rodney Crim
Name:	Rodney Crim
Title:	Executive Director

PINNACLE ENTERTAINMENT, INC.

By:	/s/ John A. Godfrey
Name:	John A. Godfrey
Title:	Executive Vice President, Secretary and General Counsel

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